Exhibit 99.1

For Release: Immediate	NEWS	Contact: Neal E. Murphy Vice President and Chief Financial Officer 610-832-4189

QUAKER CHEMICAL ANNOUNCES RECORD QUARTERLY REVENUES

AND A 67% INCREASE IN NET INCOME

August 2, 2006

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced record quarterly sales of $118.7 million in the second quarter of 2006 and a 67% improvement in net income to $3.0 million, compared to second quarter 2005 sales of $107.0 million and net income of $1.8 million. Diluted earnings per share increased to $0.30 for the second quarter of 2006 versus $0.18 in the second quarter of last year.

Second Quarter 2006 Summary

Net sales for the second quarter of 2006 were $118.7 million, up 10.9% from $107.0 million for the second quarter of 2005. The increase in net sales was driven by a combination of higher selling prices and volume growth. Volume growth was mainly attributable to market share growth and increased demand in both the U.S. and China. Selling price increases continue to be broadly implemented across all regions and market segments to offset significantly higher raw material costs.

Gross margin as a percentage of sales was 30.4% for the second quarter of 2006 compared to 30.6% for the second quarter of 2005. Higher selling prices and a stronger performance from the Company’s CMS business helped maintain margins notwithstanding continued increases in raw material prices, as crude oil prices have spiked from the low fifty dollar per barrel range in the second quarter of 2005 to the low seventy dollar per barrel range in the second quarter of 2006. Sequentially, the second quarter 2006 gross margin as a percentage of sales represents an improvement over the first quarter 2006 gross margin percentage of 29.6%.

Selling, general and administrative expenses for the quarter increased $0.7 million compared to the second quarter of 2005. Cost savings from restructuring efforts completed in 2005 substantially offset increased spending in higher growth areas, higher variable compensation, higher professional fees and inflationary increases.

The increase in net interest expense is attributable to higher average borrowings and higher interest rates. The decrease in minority interest expense is due to lower financial performance from the Company’s minority affiliates.

Year-to-Date Summary

Net sales for the first half of 2006 were $228.5 million, up 8.2% from $211.2 million for the first half of 2005. The same factors discussed above, volume growth in U.S. and China and selling price increases implemented across all regions and market segments, were the primary reasons for the increase in net sales.

Net income for the first half of 2006 was $5.5 million compared to $4.9 million for the first half of 2005, which included a $4.2 million pre-tax gain from the Company’s real estate joint venture, partially offset by a $1.2 million pre-tax restructuring charge.

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Gross margin as a percentage of sales was 30.0% for the first half of 2006 compared to 30.1% for the first half of 2005. Higher selling prices and a stronger performance from the Company’s CMS business helped maintain margin percentage despite continued increases in raw material prices, particularly crude oil derivatives.

Selling, general and administrative expenses for the first half of 2006 decreased $0.2 million compared to the first half of 2005. Cost savings from restructuring efforts completed in 2005 substantially offset increased spending in higher growth areas, higher variable compensation, higher professional fees and inflationary increases. The Company recorded a pension gain in the first quarter of 2006 of $0.9 million relating to legislative changes to one of its European pension plans. During the first quarter of 2005, the Company took a net pre-tax charge of $1.2 million related to a reduction in its workforce.

The decrease in other income is largely due to $4.2 million of pre-tax gain relating to the Company’s real estate joint venture recorded in 2005. The remainder of the decrease was the result of foreign exchange losses in the first half of 2006 compared to gains in the first half of 2005.

The increase in net interest expense is attributable to higher average borrowings and higher interest rates. The decease in minority interest expense for the year is due to the acquisition of the remaining 40% interest in the Company’s Brazilian affiliate in March of 2005 and lower financial performance from the Company’s minority affiliates.

Balance Sheet and Cash Flow Items

The Company’s net debt increased from December 2005, primarily to fund working capital needs, as well as the restructuring actions taken in the fourth quarter of 2005. The Company’s net debt-to-total capital ratio was 39% at June 30, 2006, compared to 40% at March 31, 2006 and 35% at December 31, 2005.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “We continue to make solid progress towards restoring our profitability to historical levels. On sequential and prior year comparisons, we had a fine second quarter. Our earnings momentum is driven by persistent pricing actions, firming of steel demand, and strong progress in such key initiatives as Asia/ Pacific growth and chemical management services. While gross margin percentage improvement remains elusive due to higher raw material costs, higher revenues are driving absolute dollar improvement in gross margin. Further, the restructuring actions taken in 2005 have enabled this gross margin improvement to substantially flow to net income while allowing for continued investment in business building initiatives. For the remainder of 2006, we are cautiously optimistic that we will continue to generate year-over-year improvement in core earnings, although, of course, we are concerned about the recent events in the Middle East and the unpredictable impact they may have on our business environment and costs.”

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss second quarter results is scheduled for August 3, 2006 at 2:30 p.m. (EDT). Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data and share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$118,683	$107,042	$228,499	$211,203
Cost of goods sold	82,618	74,333	159,949	147,567

Gross margin	36,065	32,709	68,550	63,636
%	30.4%	30.6%	30.0%	30.1%
Selling, general and administrative	29,789	29,120	57,151	57,337
Restructuring and related activities, net	—	—	—	1,232

Operating income	6,276	3,589	11,399	5,067
%	5.3%	3.4%	5.0%	2.4%
Other income, net	387	648	515	5,516
Interest expense, net	(1,252)	(740)	(2,217)	(1,174)

Income before taxes	5,411	3,497	9,697	9,409
Taxes on income	2,127	1,136	3,680	3,057

	3,284	2,361	6,017	6,352
Equity in net income of associated companies	125	153	238	206
Minority interest in net income of subsidiaries	(417)	(719)	(721)	(1,637)

Net income	$2,992	$1,795	$5,534	$4,921

%	2.5%	1.7%	2.4%	2.3%

Per share data:
Net income - basic	$0.31	$0.19	$0.57	$0.51
Net income- diluted	$0.30	$0.18	$0.56	$0.50

Shares Outstanding:
Basic	9,769,682	9,676,463	9,746,685	9,660,163
Diluted	9,833,117	9,795,798	9,824,968	9,826,166

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30, 2006	December 31, 2005*
ASSETS

Current assets
Cash and cash equivalents	$12,111	$16,121
Accounts receivable, net	105,341	93,943
Inventories, net	48,934	45,818
Prepaid expenses and other current assets	12,775	10,111

Total current assets	179,161	165,993

Property, plant and equipment	150,400	140,903
Less accumulated depreciation	91,623	84,006

Net property, plant and equipment	58,777	56,897
Goodwill	37,999	35,418
Other intangible assets, net	8,192	8,703
Investments in associated companies	6,607	6,624
Deferred income taxes	24,284	24,385
Other assets	35,564	33,975

Total assets	$350,584	$331,995

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,393	$5,094
Accounts and other payables	55,917	52,923
Accrued compensation	8,964	9,818
Other current liabilities	16,944	19,053

Total current liabilities	84,218	86,888
Long-term debt	82,684	67,410
Deferred income taxes	4,930	4,608
Other non-current liabilities	58,274	60,573

Total liabilities	230,106	219,479

Minority interest in equity of subsidiaries	7,201	6,609

Shareholders’ equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2006 - 9,866,005, 2005 - 9,726,385 shares	9,866	9,726
Capital in excess of par value	4,154	3,574
Retained earnings	112,622	111,317
Accumulated other comprehensive loss	(13,365)	(18,710)

Total shareholders’ equity	113,277	105,907

Total liabilities and shareholders’ equity	$350,584	$331,995

*	Condensed from audited financial statements.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the six months ended June 30,

(Dollars in thousands)

	(Unaudited)
	2006	2005*
Cash flows from operating activities
Net income	$5,534	$4,921
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	4,893	4,548
Amortization	708	646
Equity in undistributed earnings of associated companies, net of dividends	(33)	28
Minority interest in earnings of subsidiaries	721	1,637
Deferred income taxes	334	—
Deferred compensation and other, net	61	27
Stock-based compensation	385	271
Restructuring and related activities, net	—	1,232
Gain on sale of partnership assets	—	(2,989)
Gain on disposal of property, plant and equipment	(8)	—
Insurance settlement realized	(157)	—
Pension and other postretirement benefits	(2,752)	(368)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(8,746)	(2,481)
Inventories	(2,011)	(721)
Prepaid expenses and other current assets	(2,449)	(171)
Accounts payable and accrued liabilities	1,475	2,718
Change in restructuring liabilities	(3,411)	(1,382)

Net cash (used in) provided by operating activities	(5,456)	7,916

Cash flows from investing activities
Capital expenditures	(4,863)	(3,196)
Payments related to acquisitions	(1,069)	(6,700)
Proceeds from partnership disposition of assets	—	2,989
Proceeds from disposition of assets	46	670
Interest received on insurance settlement	154	—
Change in restricted cash, net	3	—

Net cash used in investing activities	(5,729)	(6,237)

Cash flows from financing activities
Net decrease in short-term borrowings	(2,813)	(5,217)
Long-term debt borrowings	14,340	—
Repayments of long-term debt	(474)	(518)
Dividends paid	(4,199)	(4,163)
Issuance of common stock	335	181
Distributions to minority shareholders	(350)	(2,205)

Net cash provided by (used in) financing activities	6,839	(11,922)

Effect of exchange rate changes on cash	336	(1,728)
Net decrease in cash and cash equivalents	(4,010)	(11,971)
Cash and cash equivalents at the beginning of the period	16,121	29,078

Cash and cash equivalents at the end of the period	$12,111	$17,107

*	Certain reclassifications of prior year data have been made to improve comparability.